FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

LEWIS C. CYR JOINS HARLEYSVILLE NATIONAL CORPORATION AS
CHIEF LENDING OFFICER

HARLEYSVILLE, PA (July 12, 2006) - Gregg J. Wagner, President and CEO of Harleysville National Corporation (NASDAQ: HNBC), announced today the appointment of Lewis C. Cyr to the position of executive vice president of commercial banking, chief lending officer. In this position Cyr will direct the Company’s commercial banking division, positioning it to provide superior products and services to current customers and reach new customers within the Bank’s footprint. He will also partner with Harleysville National Bank’s Millennium Wealth Management division to expand the breath of services available to commercial customers.
When announcing the appointment, Wagner said, “We are pleased to have Lewis as part of Harleysville National Corporation. A seasoned professional with proven leadership skills, Lewis, together with our executive management team, will be key to executing our commercial banking strategies.”
Cyr has held positions of increasing importance in the organizations with which he has worked. He has an extensive credit policy and specialty lending background, has led middle market banking and corporate finance groups and acted as the primary liaison for corporate and investment banking divisions. Cyr received a Bachelor of Arts degree in Economics and History from the University of Delaware, Newark.

Active in the community, Cyr serves on the board of directors of several Lehigh Valley organizations including the Salvation Army, DaVinci Discovery Center and Keystone Innovation Zone. He actively supports the Lehigh Valley divisions of the Boy Scouts of America and American Heart Association.
Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, division of HNB, with assets under management exceeding $2.4 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Select Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.